Exhibit 99.1

2006

Q1

I	FIRST QUARTER REPORT SUMMARY

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

INVESTOR INFORMATION

For additional information about

Behringer Harvard and its real estate

programs, please contact us at

866.655.3650.

Highlights

Fund Details

•               The Fund acquired its first property on March 1, 2006 with the purchase of 12600 Whitewater Drive (Whitewater) located in the Minneapolis suburb of Minnetonka, Minnesota.

•               Whitewater is approximately 95% leased by three major tenants; it has upside potential as current leases expire and are replaced or renewed at market rates, while providing cash flow.

•               Offering proceeds of approximately $9 million were used to pay the purchase price and closing costs of Whitewater. Fund management anticipates adding leverage to this asset at a later date.

•               We will continue to build the Fund portfolio by seeking a broad range of properties that present significant opportunities for capital appreciation.

Financial Statement Details

•               The approximate $35.9 million increase in total assets during the first quarter is due to a $26.6 million increase in cash and cash equivalents and $9.3 million from the purchase of the Whitewater property.

•               The offering experienced an increase of approximately $40 million in capitalization during the first quarter of 2006 as compared to the fourth quarter of 2005.

Market Details

•               In the Interstate 494 submarket, Class A office buildings such as Whitewater had an occupancy rate of approximately 92% at the end of the first quarter of 2006, the highest rate in the Minneapolis/St. Paul market.

•               The Minneapolis/St. Paul office market had approximately 308,000 square feet of net absorption during the first quarter of 2006.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

FINANCIAL HIGHLIGHTS (Unaudited)

NET OPERATING INCOME (NOI)

	Three months	Three months
	ended	ended
(in thousands)	Mar. 31, 2006	Dec. 31, 2005

Total revenue	$119	$—

Operating expenses
Property operating expenses	22	—
Real estate taxes	21	—
Property and asset management fees	10	—
Less: Asset management fees	(5)	—
Total operating expenses	48	—

Net operating income(1)	$71	$—

RECONCILIATION OF NOI TO NET INCOME

Net operating income(1)	$71	$—

Less: Depreciation & amortization	(43)	—
General & administrative expenses	(160)	(148)
Asset management fees	(5)	—
Add: Interest Income	268	54

Net income (loss)	$131	$(94)

CONDENSED CONSOLIDATED BALANCE SHEET

	Mar. 31, 2006	Dec. 31, 2005

Gross total assets	$55,092	$19,107
Less: Accumulated depreciation and amortization	(43)	—
Net total assets	$55,049	$19,107

Total liabilities	$2,876	$2,693
Total stockholders’ equity	52,173	16,414
Total liabilities and stockholders’ equity	$55,049	$19,107

Fund Strategy

Behringer Harvard Opportunity REIT I, Inc. is an opportunistic, value-added style real estate investment trust. The Fund plans to acquire a portfolio consisting primarily of commercial properties identified as having significant potential for value creation over a short term life of three to six years from termination of the offering. Goals of the Fund include capital appreciation and investment portfolio diversification without the need for significant current yield.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations for the three months ended March 31, 2006 and December 31, 2005. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Opportunity REIT I, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

(1) Net operating income (NOI) is defined as net income, computed in accordance with generally accepted accounting principles (GAAP), generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization and minority interests. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

Published 06/06
© 2006 Behringer Harvard	6050143